Exhibit 3.3

BY-LAWS

VITAL SIGNS, INC.

(ADOPTED: AUGUST 27, 1987)

(AMENDED: JULY 10, 1990)

(AMENDED: AUGUST 20, 1990)

(AMENDED AND RESTATED: JULY 25, 2002)

ARTICLE I

OFFICES

1.            Principal Place of Business.--The principal place of business of the Corporation is 20 Campus Road, Totowa, New Jersey 07512.

2.            Other Places of Business.--Other places of business or offices may be established at any time by the Board at any place or places where the Corporation is qualified to do business.

ARTICLE II

SHAREHOLDERS

1.            Annual Meeting.--The annual meeting of shareholders shall be held upon not less than ten or more than sixty days written notice of the time, place, and purposes of the meeting at such time and place as shall be fixed by the board of directors and designated in the notice of meeting. At such annual meeting, the shareholders shall elect directors and transact such other business as may be brought before the meeting.

2.            Special Meeting.--Except as otherwise provided by applicable law, special meetings of shareholders may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors or by the President of the Corporation. A

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special meeting shall be held upon not less than ten nor more than sixty days written notice of the time, place, and purposes of the meeting.

3.            Quorum.--The shareholders present at a duly called or held meeting at which a quorum is present may continue to do business until adjournment notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

4.            Place of Meetings.--All meetings of shareholders shall be held at the principal office of the Corporation or at such other place as may be designated by the Board of Directors or its executive committee and stated in the notice of the meeting.

5.            Record Date.--The Board of Directors shall fix the record date for determination of shareholders entitled to notice of and to vote at any annual or special meeting of shareholders. Such record date shall not be more than sixty (60) days nor less than (10) days before the date of such meeting.

6.            Adjourned Meetings and Notice Thereof.--Any annual or special shareholders’ meeting, whether or not a quorum is present, may be adjourned from time to time by the vote of a majority of the shares the holders of which are either present in person or represented by proxy at such meeting, but in the absence of a quorum no other business may be transacted at such meeting; provided, however, that if a quorum of any class or series is presented and objects to such adjournment, the meeting shall not be adjourned.

When any shareholders’ meeting, either annual or special, is adjourned for more than thirty days, notice of the adjourned meeting shall be given as in the case of an original meeting. If any such meeting is adjourned for thirty days or less, however, and the time and place of the adjourned meeting is announced at the meeting at which the adjournment is taken, and the only business transacted at the adjourned meeting is such as might have been transacted at the original meeting, no further notice of the adjourned meeting need be given to shareholders. If after the adjournment, the Board of Directors fixes a new record date for the adjourned meeting, however, a notice of the adjourned meeting shall be given to each shareholder of record on the new record date.

7.            Voting.--Treasury shares of the Corporation shall not be voted at any meeting of shareholders for any purpose.

8.            Proxies.--Every shareholder entitled to vote at a meeting of shareholders may authorize another person or persons to act for him by proxy. Every proxy shall be executed in writing by the shareholder or his agent. No proxy shall be valid after eleven months from the date of its execution unless a longer time is expressly provided therein but in no event shall a proxy be valid after three years from the date of execution. Unless it is coupled with an interest, a proxy shall be revocable at will. A proxy shall not be revoked by the death or incapacity of the shareholder but such proxy shall continue in force until revoked by the personal representative or guardian of the shareholder. The presence at a meeting of any shareholder who has given a proxy shall not revoke such proxy unless the shareholder shall file written notice of such revocation with the secretary of the meeting prior to the voting of such proxy. A person named in a proxy as the attorney or agent of a shareholder may, if the proxy so provides, substitute another person to act in his place, including any other person named as an attorney or agent in the same proxy. The substitution shall not be effective until an instrument effecting it is filed with the secretary of the Corporation.

9.            Officers of Meetings.--The president, if present, shall preside at all meetings of shareholders. In his absence, the vice president of the Corporation who has held that office for the longest period of those present at the meeting shall preside. The secretary of the Corporation shall, if present, act as secretary of all meetings of shareholders. In his absence, any assistant secretary of the Corporation who is present shall act as secretary of the meeting. If no assistant secretary is present, a temporary secretary for that particular meeting shall be elected.

10.          Order of Business.--The order of business of all meetings of the shareholders, unless changed by a majority vote of the shares entitled to vote at such meeting, shall be as follows: (i) call to order; (ii) proof of mailing of notice of meeting, proxy and proxy statement; (iii) report on presence of a quorum; (iv) reading or waiver of minutes of preceding meeting; (v) report of officers; (vi) election of inspectors of election, if any; (vii) election of directors; (viii) unfinished business; and (ix) new business and adjournment.

11.	Certain Procedures.
A.	Annual Meetings of Shareholders.

1.           Nominations of persons for election to the Board of Directors and the proposal of business to be considered by the shareholders may be made at an annual meeting of shareholders only (a) pursuant to the Corporation’s notice of meeting, (b) by or at the direction of the Board of Directors or (c) by any shareholder of the Corporation who was a shareholder of record at the time of giving of notice provided for in this Section 11, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 11.

2.           For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to clause (c) of paragraph (A)(1) of this Section 11, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation and such other business must otherwise be a proper matter for shareholder action. To be timely, a shareholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the close of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above. Such shareholder’s notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director it elected); (b) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the By-laws of the Corporation, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such shareholder, as they appear on the Corporation’s books, and of such beneficial owner, (ii) the class and number of shares of capital stock of the Corporation that are owned beneficially and held of record by such shareholder and such beneficial owner, (iii) a representation that the shareholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and (iv) a representation as to whether the shareholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (b) otherwise to solicit proxies from shareholders in support of such proposal or nomination. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation.

3.           Notwithstanding anything in the second sentence of paragraph (A)(2) of this Section 11 to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation at an annual meeting is increased and there is no public announcement by the Corporation naming the nominees for additional directorships at least seventy (70) days prior to the first anniversary of the preceding year’s annual meeting (or, if the annual meeting is held more than thirty (30) days before or sixty (60) days after such anniversary date, at least seventy (70) days prior to such annual meeting), a shareholder’s notice required by this Section 11 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive office of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

B.           Special Meetings of Shareholders. Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (a) by or at the direction of the Board of Directors or (b) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any shareholder of the Corporation who is a shareholder of record at the time of giving of notice provided for in this Section 11(B), who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 11. If the Corporation calls a special meeting of shareholders for the purpose of electing one or more directors to the Board of Directors, any such shareholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the shareholder’s notice required by paragraph (A)(2) of this Section 11 shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the one hundred twentieth (120th) day prior to such special meeting and not later than the later of (x) the close of business on the ninetieth (90th) day prior to such special meeting or (y) the close of business on the tenth (10th) day following the day on which public announcement is first made of the date of such special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.

C.	General.

1.           Only such persons who are nominated in accordance with the procedures set forth in this Section 11 shall be eligible to be elected at an annual or special meeting of shareholders of the Corporation to serve as directors and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 11. Except as otherwise provided by law, the Restated Certificate of Incorporation or these By-Laws, the chairperson of the meeting shall have the power and duty (a) to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 11 (including whether the shareholder or beneficial owner, if any, on whose behalf the nomination or proposal is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such shareholder’s nominee or proposal in compliance with such shareholder’s representation as required by clause (A)(2)(c)(iv) of this Section 11) and (b) if any proposed nomination or business is not in compliance herewith, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted.

2.           For purposes of this Section 11, “public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 and 15(d) of the Exchange Act.

3.           Notwithstanding the foregoing provisions of this Section 11, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 11 shall be deemed to affect any rights (i) of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the Restated Certificate of Incorporation.

12.          Voting List.--The secretary or any assistant secretary shall produce at each shareholders meeting a list of shareholders entitled to vote at the meeting, or any adjournment thereof, certified to be complete by the transfer agent. Such list shall (a) be arranged alphabetically within each class and series, with the address of, and the number of shares held by, each shareholder, (b) be subject to the inspection of any shareholder during the whole time of the meeting, and (c) be prima facie evidence as to persons who are the shareholders entitled to examine such list or to vote at the meeting.

ARTICLE III

BOARD OF DIRECTORS

1.            Number of Directors.--The Board of Directors of the Corporation shall be composed of not less than three (3) nor more than fifteen (15) members.

2.            Election and Term of Office.—Except as otherwise provided in the Corporation’s Restated Certificate of Incorporation, directors shall be elected by the shareholders at each annual meeting and shall hold office until the next annual meeting of shareholders and until their successors shall have been elected and qualified.

3.            Resignation.--Any director may resign at any time.

4.            Vacancies.--If any vacancy should occur in the Board of Directors for any reason whatsoever, then such vacancy may be filled by a majority of the remaining directors. Each director so elected shall hold office until the next succeeding annual or special meeting of the shareholders and until his successor shall have been duly elected and shall have qualified.

A vacancy or vacancies in the Board of Directors shall be deemed to exist in the case of the death, resignation or removal of any director, or if the authorized number of directors be increased, or if the shareholders fail at any special meeting of the shareholders at which any director or directors are elected to elect the authorized number of directors to be voted for at that meeting. No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of his term of office.

The shareholders may elect a director or directors at any time to fill any vacancy or vacancies not filled by the directors. If the Board of Directors accepts the resignation of a director tendered to take effect at a future time, the Board or the shareholders shall have the power to elect a successor to take office when the resignation is to become effective.

5.            Place of Meeting.--The Board of Directors may hold its meetings at such place or places within or without the State of New Jersey as the board may from time to time determine.

6.            Regular Meetings.--Regular meetings of the Board of Directors shall be held on such days and at such times as shall be determined from time to time by the Board. In addition, a regular meeting of the Board of Directors. shall take place immediately following the conclusion of the annual meeting of shareholders. At the regular meeting of the Board held immediately following the annual meeting of shareholders, the board of directors shall organize and elect officers.

7.            Special Meeting.--Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the President or by any two (2) directors.

8.            Notice of Meetings.--No notice need be given of the place or time of each regular meeting of the Board. Notice of the time and place of each special meeting of the Board shall be given in writing to each director personally, by telephone, mail, telecopier, courier or telegram addressed to him at his address as it is shown upon the records of the Corporation. If such notice is mailed, it shall be sent by first class mail, postage prepaid, and shall be deposited in the United States Mails at least one week prior to the time of the holding of the meeting. In case such notice is delivered personally, it shall be delivered at least forty-eight (48) hours prior to the time of the holding of the meeting. In case such meeting is telecopied, it shall be sent no less than forty-eight (48) hours prior to the time of the holding of the meeting. Such mailing, delivery, telegraphing or telecopying as above provided shall be due, legal and personal notice to such director.

9.            Action without Meeting.--Any action required or permitted to be taken by the Board of Directors by law or these by-laws may be taken without a meeting if, prior to or subsequent to such action, all members of the Board shall individually or collectively consent in writing to such action. Each such written consent or consents shall be filed with the minutes of the proceedings of the Board. Such action by written consent shall have the same force and effect as a unanimous vote of such directors, for all purposes.

10.          Quorum.--A majority of the entire Board of Directors shall constitute a quorum for the transaction of business.

11.          Voting.--Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors.

12.          Adjournment.--A quorum of the Directors may adjourn any Directors’ meeting to meet again at a time and place fixed in the resolutions adjourning such meeting, and no notice of the time and place of an adjourned meeting need be given to absent Directors. A meeting of Directors at which less than a quorum is present may also be adjourned until the next regular meeting of the Board.

13.          Establishment of Committees.--At any meeting of the Board of Directors, an executive committee or such other committees as the Board may deem necessary, consisting of one or more directors, may be appointed by the Board, and such committees shall possess and exercise such powers and authority as the directors shall specify in the resolution appointing them. The Board shall have the power, with respect to established committees, to

(a)	fill any vacancy in any such committee;
(b)

appoint one or more directors to serve as alternate members of such committee to act in the absence or disability of members of any such committee with all the powers of such absent or disabled members;

(c)	abolish any such committee at its pleasure; and
(d)	remove any director from membership on such committee at any time, with or without cause.

14.          Presiding Officer and Secretary of Committees.--The Board shall have the right to designate the chairman of each committee. If the Board fails to designate a chairman for any committee, such committee shall choose one of its members to act as chairman. Each committee shall from time to time designate a secretary of the Committee, who shall either be a member of the committee or the secretary or an assistant secretary of the Corporation, to keep a record of its proceedings.

15.          Meetings of Committees.--Each committee shall adopt its own rules of procedure and shall meet at such stated times as it may, by resolution, appoint, and whenever called together by the president. If the committee establishes regular meeting dates, it shall not be necessary to give notice of any such regular meeting. Notice of every special meeting shall be given in the manner and within the time periods specified in this Article III with respect to notices of special meetings of the Board of Directors. Notice of any special meeting may be waived in writing by all of the absent members of the committee either before or after the meeting.

16.          Quorum for Committee Meeting.--A quorum at any meeting of any committee shall be a majority of the entire committee. Every act or decision done or made by a majority of the directors present at a committee meeting duly held at which a quorum is present shall be regarded as the act of the committee.

17.          Action Without Committee Meeting.--Any committee may act without a meeting if, prior or subsequent to such action, each member of the committee shall consent in writing to such action. Such written consent or consents shall be filed in the minute book of the Corporation.

18.          Reports of Committee Actions.--Actions taken by any committee, whether at a committee meeting or by unanimous consent, shall be reported at the next Board meeting following such action.

ARTICLE IV

WAIVERS OF NOTICE

Any notice required by these by-laws, by the Restated Certificate of incorporation or by the New Jersey Business Corporation Act may be waived in writing by any person entitled to notice. The waiver or waivers may be executed either before or after the event with respect to which notice is waived. Each director or shareholder attending a meeting without protesting, prior to its conclusion, the lack of proper notice shall be deemed conclusively to have waived notice of the meeting.

ARTICLE V

OFFICERS

1.            Election.--At its regular meeting following the annual meeting of shareholders, the Board shall elect a president, a treasurer, a secretary, and it may elect such other officers, including one or more vice presidents, as it shall deem necessary. One person may hold two or more offices.

2.            Additional Officers.--The Board of Directors may from time to time elect such other officers as it shall deem necessary, who shall hold their offices for such terms and have such powers and perform such duties as shall be prescribed from time to time by the board.

3.            Election and Term of Office.--Each officer shall hold office until the next annual election of officers, and until his successor has been elected and has qualified, unless he is earlier removed. All officers of the Corporation shall hold office at the pleasure of the Board of Directors, but removal from office shall not, in and of itself, prejudice the contract rights, if any, of the officer.

4.            Vacancies.--Any vacancy in an enumerated office or in any other office may be filled by the Board of Directors.

5.            Removal and Resignation.--Any officer may be removed, either with or without cause, by a majority of the directors at any regular or special meeting of the Board or by any officer upon whom such power of removal may be conferred by the Board. Any officer may resign at any time by giving written notice to the Board or to the president. Any such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

6.            Duties and Authority of President.--The President shall preside at all meetings of shareholders and at all meetings of the Board of Directors and shall be ex officio a member of all standing committees. The President shall be the chief executive officer of the Corporation and as such shall have general charge and supervision over and responsibility for the business and affairs of the Corporation, subject to the control and direction of the Board of Directors. He shall have the general powers and duties of management usually vested in the president of a Corporation and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe. Subject to the control and direction of the Board of Directors, the President may enter into and execute in the name and on behalf of the Corporation contracts or other instruments in the regular course of business or contracts or other instruments not in the regular course of business which are authorized, either generally or specifically, by the Board.

7.            Duties and Authority of Vice President.--A Vice President shall perform such duties and have such authority as from time to time may be delegated to him by the President or by the Board. In the absence of the President or in the event of his death, inability, or refusal to act, a Vice President designated from time to time by the Board of Directors shall perform the duties and be vested with the authority of the President.

8.            Duties and Authority of Secretary.--The Treasurer shall have the custody of the funds and securities of the Corporation and shall keep or cause to be kept regular books of account for the Corporation. The Treasurer shall perform such other duties and possess such other powers as are incident to that office or as shall be assigned by the President or the Board.

9.            Duties and Authority of Secretary.--The Secretary shall cause notices of all meetings to be served as prescribed in these by-laws and shall keep or cause to be kept the minutes of all meetings of the shareholders and the Board. The Secretary shall have charge of the seal of the Corporation. The Secretary shall perform such other duties and possess such other powers as are incident to that office or as are assigned by the President or the Board.

10.          Assistant Secretaries.--Assistant Secretaries shall perform all of the duties and responsibilities of the Secretary on such occasions on which the Secretary shall be unavailable to perform the duties of the office, and shall perform all other duties and exercise all other powers as shall be assigned to them by the President or the Board.

11.          Assistant Treasurers.--Assistant Treasurers shall perform all of the duties and responsibilities of the Treasurer on such occasions on which the Treasurer shall be unavailable to perform the duties of the office, and shall perform all other duties and exercise all other powers as shall be assigned to them by the President or the Board.

ARTICLE VI

AMENDMENTS TO AND EFFECT CF BY-LAWS FISCAL YEAR

1.            Force and Effect of By-Laws.--These by-laws are subject to the provisions of the New Jersey Business Corporation Act and the Corporation’s Restated Certificate of Incorporation, as it may be amended from time to time. If any provision in these by-laws is inconsistent with a provision in that Act or the Restated Certificate of Incorporation, the provision of that Act or the Restated Certificate of Incorporation shall govern.

2.            Amendments to By-Laws.--These by-laws may be amended by the affirmative vote of a majority of the Board of Directors. The by-laws of the Corporation may also be amended by the shareholders.

3.            Fiscal Year.--The fiscal year of the Corporation shall begin on the first day of October of each year.

ARTICLE VII

SHARE CERTIFICATES

1.            Form of Signature.--The certificates for shares of the capital stock of the Corporation shall be in such form as shall be determined by the Board of Directors and shall be numbered consecutively and entered in the books of the Corporation as they are issued. Each certificate shall exhibit the registered holder’s name and the number of shares, and shall be signed by the President or a Vice President and the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary, and shall bear the seal of the Corporation or a facsimile thereof. Where any such certificate is countersigned by a transfer agent, or registered by a registrar, the signature of any corporate officer may be a facsimile signature. In case any officer who signed, or whose facsimile signature or signatures were placed on, any such certificate shall have ceased to be such officer before such certificate is delivered by the Corporation, it may nevertheless be issued and delivered by the Corporation with the same effect as if such person had not ceased to be such officer of the Corporation.

2.            Lost Certificates.--The Board of Directors may direct a new share certificate or certificates to be issued in place of any certificate or certificates previously issued by the Corporation and alleged to have been lost or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate to be lost or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost or destroyed certificate or certificates, or his legal representative, to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost or destroyed.

3.            Registration of Transfer.--The stock of the Corporation shall be assignable and transferable on the books of the Corporation only by the person in whose name it appears on said books or his legal representative. Upon surrender to the Corporation or any transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation or such transfer agent to issue a new certificate to the person entitled thereto, to cancel the old certificate and record the transaction upon its books. Except as provided herein or by the Laws of the State of New Jersey, the Corporation shall be entitled to recognize the exclusive rights of a person registered on its books as the owner of shares to receive dividends and to vote as such owner.

ARTICLE VIII

MISCELLANEOUS

1.            Checks, Drafts, Etc.--All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness, issued in the name of or payable to the Corporation, shall be signed or endorsed by such person or persons and in such manner, manually or by facsimile signature, as shall be determined from time to time by the board of directors.

2.            Execution of Contracts.--The Board of Directors may authorize any officer or officers, agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation, and such authority may be general or confined to specific instances and, unless so authorized by the Board of Directors, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

3.            Voting Shares of Other Corporations.--The President or any Vice President is hereby authorized to vote, represent and exercise on behalf of the Corporation all rights incident to any and all shares of stock of any other Corporation or corporations standing in the name of the Corporation. The authority herein granted may be exercised by such officers either in person or by proxy or by power of attorney duly executed by said officer.

4.            Director Loans.--The Corporation may lend money to or guarantee any obligation of, or otherwise assist, any director who is an officer of the Corporation or of any subsidiary, whenever, in the judgment of the Board of Directors, such loan, guarantee or assistance may reasonably be expected to benefit the Corporation. Any such loan, guarantee or other assistance may be made only when authorized by a majority of the entire Board of Directors and may be made with or without interest and whether unsecured or secured in such manner as the board shall approve, including, without limitation, by a pledge of shares of the Corporation, and may be made upon such other terms and conditions as the board may determine. A director who is also an officer of the Corporation shall be disqualified from voting on any loan, guarantee or other assistance proposed to be made to him or her pursuant to this section; provided, however, that this section shall not prohibit a director from voting on any matter when the Board is acting by unanimous written consent so long as all of the other directors are made aware of or know of the interest of a particular director in a proposed loan, guarantee or other assistance. The statutory power of the Board of Directors to make such loans and guarantees and to provide other assistance to employees of the Corporation other than directors shall not in any way be limited by this section.